EXHIBIT 21
SUBSIDIARIES

Name	Jurisdiction
Big Lots F&S, LLC	OH
Big Lots Stores, LLC	OH
Closeout Distribution, LLC	PA
Consolidated Property Holdings, Inc.	NV
CSC Distribution, LLC	AL
Big Lots Stores - CSR, LLC	OH
Durant DC, LLC	OH
Great Basin, LLC	DE
Big Lots Stores - PNS, LLC	CA
Big Lots eCommerce LLC	OH
AVDC, LLC	OH
Big Lots Management, LLC	OH
Broyhill, LLC	OH
GAFDC LLC	OH
PAFDC LLC	OH
WAFDC, LLC	OH
INFDC, LLC	OH